CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated November 29, 2022, relating to the financial statements and financial highlights of Subversive Metaverse ETF, a series of Series Portfolios Trust, for the period ended September 30, 2022, and to the references to our firm under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in the Prospectus and “Service Providers” in the Statement of Additional Information.

/s/ Cohen & Company, LTD.
COHEN & COMPANY, LTD.
Milwaukee, Wisconsin
January 26, 2023